EXHIBIT 99.1

News Release

INTERNATIONAL GAME TECHNOLOGY
REPORTS FOURTH QUARTER AND
FISCAL YEAR 2009 RESULTS

(Reno, NV – November 5, 2009) – International Game Technology (NYSE: IGT) announced today operating results for the fourth quarter and fiscal year ended September 30, 2009. Net loss for the quarter was $21.3 million or $0.07 per diluted share, inclusive of previously disclosed non-cash charges of $0.26 per diluted share and restructuring expense of $0.01 per diluted share.  Net income for the same quarter last year was $52.1 million or $0.18 per diluted share, inclusive of non-cash investment write-downs of $0.10 per diluted share.  For the fiscal year, net income was $149.0 million or $0.51 per diluted share, inclusive of the aforementioned fourth quarter charges of $0.26 per diluted share and restructuring expense of $0.07 per diluted share.  Net Income for the prior fiscal year was $342.5 million or $1.10 per diluted share.  Comparability for the quarter and fiscal year was affected by a number of items included in a supplemental schedule at the end of this release.

“Our fiscal 2009 results reflect a challenging operating environment which we believe stabilized during our fiscal third and fourth quarters,” said CEO Patti Hart.  “While we remain cautious on the timing and extent of the replacement cycle, we have been encouraged by modest upticks in spending by many of our casino operator customers over the past two quarters.”

Gaming Operations

Fourth quarter revenues and gross profit from gaming operations totaled $283.2 million and $170.2 million, respectively, compared to $331.0 million and $192.7 million for the same quarter last year. For the year ended September 30, 2009, revenues and gross profit from gaming operations totaled $1.2 billion and $683.8 million, respectively, compared to $1.3 billion and $778.1 million in the prior year.   Revenues and gross profit decreased primarily due to lower play levels and continued shifts in installed base mix to include more lower-yielding, stand-alone lease machines.

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

For the current quarter and fiscal year, gross margins on gaming operations were 60% and 58% respectively, compared to 58% for both prior year periods.  The current quarter benefited from a larger base of fully depreciated units.

As of September 30, 2009, IGT’s gaming operations installed base totaled 61,400 units, an increase of 300 units from the immediately preceding quarter and an increase of 900 units over the prior year.  Installed base growth in international markets was partially offset by a reduction in domestic placements.  As of September 30, 2009, approximately 85% of our installed base was comprised of variable fee games that earn a percentage of machine play levels rather than a fixed daily fee.

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

Product Sales

	Quarters Ended		Years Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues (in millions)
North America - Machine	$67.9	$114.0	$376.9	$432.2
North America - Non-Machine	59.4	69.6	240.6	299.4
International - Machine	66.0	93.0	212.4	362.6
International - Non-Machine	38.1	24.6	105.2	96.5
Total	$231.4	$301.2	$935.1	$1,190.7

Gross Margin
North America	50%	54%	51%	54%
International	53%	53%	48%	54%
Total	51%	54%	50%	54%

Unit Information
North America
Units Shipped	6,100	11,000	26,400	37,100
Shipped, Not Recognized	(2,000)	(2,100)	(2,800)	(2,100)
Recognized, Previously Shipped	100	-	2,300	-
Equivalent Units Recognized	4,200	8,900	25,900	35,000

International
Units Shipped	9,500	11,200	29,800	37,700
Shipped, Not Recognized	(1,700)	-	(2,200)	-
Recognized, Previously Shipped	100	-	100	-
Equivalent Units Recognized	7,900	11,200	27,700	37,700

Product sales revenues and gross profit in the fourth quarter declined 23% and 26%, respectively, while units shipped worldwide decreased 30% over the prior year quarter.  For the fiscal year ended September 30, 2009, product sales revenues and gross profit declined 21% and 27%, respectively, while units shipped worldwide decreased 25% over the prior year.  North America revenues decreased 31% for the quarter and 16% for the fiscal year, largely driven by fewer new openings and replacement sales.  International revenues declined 11% for the quarter and 31% for the fiscal year as international markets continue to feel the effects of the economic slowdown, most notably in Continental Europe, Japan and South America, and unfavorable changes in currency exchange rates.  Consolidated gross margin on product sales for the quarter was 51% compared to 54% in the prior year quarter, and 50% for the full year compared to 54% last year.  Both periods were unfavorably impacted by lower volumes spread across fixed manufacturing costs, as well as higher costs related to systems upgrades and fewer systems sales, which carry higher margins.

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

Deferred revenue increased approximately $48.8 million during the quarter to $122.0 million as of September 30, 2009, as a result of additional multi-element contracts.  As we continue to pursue our sales strategy, we may experience increasing levels of deferred revenues from multi-element contracts including systems software and machines bundled together.  Units shipped for the current periods reflect all units shipped to customers and include units for which revenues have been deferred.  “Equivalent units recognized” represents units recognized in revenues during the periods under U.S. generally accepted accounting principles and includes units for which revenues were previously deferred.  We have included in the table above a reconciliation of units shipped to units recognized in revenue for each period presented.

Operating Expenses and Other Income/Expense

Fourth quarter operating expenses totaled $261.9 million, compared to $204.4 million in the prior year period.  Excluding a non-cash charge of $78.0 million associated with our investment in Walker Digital, restructuring charges of $5.2 million and bad debt expense of $9.0 million, operating expense would have been $169.7 million, a 16% decrease from the prior year quarter.  For the full year, operating expenses increased to $830.3 million, compared to $759.8 million in fiscal 2008, primarily due to the above mentioned non-cash charges, restructuring charges and higher bad debt provisions.

Other expense, net, in the fourth quarter totaled $34.8 million, a decrease of $12.0 million from the prior year period.  The decrease was mostly due to reduced investment write-downs, which included LVGI impairment of $13.3 million in the current quarter and less foreign exchange loss, partially offset by increased borrowing costs on our recent refinancings.  Other expense, net, for the full year increased $14.8 million to $83.3 million, driven primarily by additional interest expense, partially offset by reduced investment write-downs.

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

Cash Flows, Balance Sheet and Capital Deployment

For the fiscal year ended September 30, 2009, IGT generated $547.9 million in cash from operations on net income of $149.0 million compared to $486.5 million on net income of $342.5 million in the prior year.  Increases in year-over-year cash from operations were primarily the result of reductions in receivable and inventory balances and additional pre-payments for long-term licensing rights in the prior year.

Working capital decreased to $609.2 million at September 30, 2009 compared to $733.4 million at September 30, 2008. Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $247.4 million at September 30, 2009 versus $374.4 million at September 30, 2008. Debt totaled $2.2 billion at September 30, 2009 compared to $2.3 billion at September 30, 2008.  The available capacity on our $1.8 billion line of credit totaled $1.7 billion as of September 30, 2009.

Our 3.25% convertible notes and warrants were excluded from diluted shares outstanding for the periods ended September 30, 2009, because the conversion price and exercise price exceeded the average market price of our common stock.  The weighted average stock price during the fourth quarter and the period from issuance to September 30, 2009 was $19.62 and $18.18, respectively.

Earnings Conference Call

As previously announced on October 14, 2009, IGT will host a conference call regarding its Fourth Quarter and Fiscal Year 2009 earnings release on Thursday, November 5, 2009 at 2:00 p.m. (Pacific Time).  The access numbers are as follows:

Domestic callers dial 888-843-9209, passcode IGT
International callers dial 415-228-4953, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Friday, November 13, 2009 at http://www.IGT.com/InvestorRelations.

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. (Pacific Time) on Thursday, November 5, 2009.  This replay will run through Friday, November 13, 2009.  The access numbers are as follows:

Domestic callers dial 800-293-4240
International callers dial 203-369-3224

In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.  These statements also relate to our future prospects and proposed new products, services, developments or business strategies.  These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions.  These phrases and statements include, but are not limited to, the following:

•	We are encouraged by modest upticks in spending by many of our casino operator customers over the past two quarters
•	Statements about the potential effects of the purchased note hedges and sold warrant transactions

Actual results could differ materially from those projected or reflected in any of our forward looking statements. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:

▪	Unfavorable changes to regulations or problems with obtaining and maintaining needed licenses or approvals
▪	Decline in the popularity of IGT games or unfavorable changes in player and operator preferences or a decline in play levels, including play levels of recurring revenue games
▪	Continuing or worsening unfavorable economic conditions which may reduce product sales, the play levels of our participation games and our ability to collect outstanding receivables from our customers
▪	Decreases in or continued low interest rates which in turn increases our costs to fund jackpots
▪	Slow growth in the number of new casinos or the rate of replacement of existing gaming machines
▪	Failure to successfully develop, deploy and manage frequent introductions of innovative products and systems
▪	Failure to attract, retain and motivate key employees which may adversely affect our ability to compete
▪	Failure or inability to protect our intellectual property
▪	Claims of intellectual property infringement or invalidity
▪	Outstanding debt obligations and significant investments or financing commitments which could adversely impact our liquidity
▪	Risks related to international operations
▪	Risks of regulatory approvals for new products and systems
▪	Risks inherent in developing, deploying, and managing new products and systems
▪	The uncertainty involved in player operator acceptance of new products and systems

Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact: Patrick Cavanaugh, Executive Vice President, Chief Financial Officer and Treasurer or Craig Billings, Vice President Corporate Finance/Investor Relations, both of IGT, +1-866-296-4232

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Years Ended
	September 30,		September 30,
	2009	2008	2009	2008
(In millions, except per share amounts)
Revenues
Gaming operations	$283.2	$331.0	$1,178.9	$1,337.9
Product sales	231.4	301.2	935.1	1,190.7
Total revenues	514.6	632.2	2,114.0	2,528.6

Costs and operating expenses
Cost of gaming operations	113.0	138.3	495.1	559.8
Cost of product sales	112.4	139.5	467.3	549.7
Selling, general and administrative	104.1	124.9	425.1	458.5
Research and development	53.4	59.6	211.8	223.0
Restructuring charges	5.2	-	35.0	1.6
Depreciation and amortization	21.2	19.9	80.4	76.7
Loss on other assets	78.0	-	78.0	-
Total costs and operating expenses	487.3	482.2	1,792.7	1,869.3

Operating income	27.3	150.0	321.3	659.3

Other income (expense), net	(34.8)	(46.8)	(83.3)	(68.5)

Income (loss) before tax	(7.5)	103.2	238.0	590.8
Income tax provisions	13.8	51.1	89.0	248.3

Net income (loss)	$(21.3)	$52.1	$149.0	$342.5

Basic earnings per share	$(0.07)	$0.18	$0.51	$1.11
Diluted earnings per share	$(0.07)	$0.18	$0.51	$1.10

Weighted average shares outstanding
Basic	294.5	296.1	293.8	308.0
Diluted (a)	294.5	297.0	294.5	310.4

(a) The current quarter weighted average shares outstanding included no incremental shares because the effect of the loss would be antidilutive.

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

Unaudited Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2009	2008
(In millions)
Assets
Current assets
Cash and equivalents	$146.7	$266.4
Investment securities	21.3	-
Restricted cash and investments	79.4	108.0
Jackpot annuity investments	67.2	67.5
Receivables, net	489.1	530.3
Inventories	157.8	218.3
Other assets and deferred costs	272.2	279.6
Total current assets	1,233.7	1,470.1
Property, plant and equipment, net	558.8	590.9
Jackpot annuity investments	396.9	423.4
Notes and contracts receivable, net	249.4	148.2
Goodwill and other intangibles, net	1,410.7	1,407.4
Other assets and deferred costs	538.7	517.4
Total assets	$4,388.2	$4,557.4

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of notes payable	$5.3	$16.0
Accounts payable	90.5	105.7
Jackpot liabilities	155.5	189.7
Accrued income taxes	9.4	15.3
Dividends payable	17.8	42.9
Other accrued liabilities	346.0	367.1
Total current liabilities	624.5	736.7
Notes payable, net of current maturities	2,169.5	2,247.1
Non-current jackpot liabilities	432.6	461.0
Other liabilities	194.3	203.6
Total liabilities	3,420.9	3,648.4
Total stockholders' equity	967.3	909.0
Total liabilities and stockholders' equity	$4,388.2	$4,557.4

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Years Ended
	September 30,
	2009	2008
(In millions)
Operations
Net income	$149.0	$342.5
Depreciation, amortization, and asset charges	276.8	286.0
Other non-cash items	82.2	54.3
Losses and impairments on other assets	93.7	28.6
Changes in operating assets and liabilities:
Receivables	8.1	(76.8)
Inventories	55.6	(83.0)
Other assets and deferred costs	1.0	(48.4)
Income taxes	(35.4)	8.6
Accounts payable and accrued liabilities	6.3	(3.0)
Jackpot liabilities	(89.4)	(22.3)
Cash from operations	547.9	486.5

Investing
Capital expenditures	(257.4)	(298.2)
Proceeds from assets sold	13.8	34.1
Investments, net	(12.0)	57.4
Jackpot annuity investments, net	54.3	45.7
Changes in restricted cash	29.0	(77.3)
Loans receivable, net	(100.3)	(43.1)
Business acquisitions, net of cash acquired	(15.8)	(84.3)
Cash from investing	(288.4)	(365.7)

Financing
Debt related proceeds (payments), net	(273.5)	754.1
Employee stock plans	13.6	86.0
Share repurchases	-	(779.7)
Dividends paid	(121.3)	(175.6)
Cash from financing	(381.2)	(115.2)

Foreign exchange rates effect on cash	2.0	(0.5)

Net change in cash and equivalents	(119.7)	5.1

Beginning cash and equivalents	266.4	261.3

Ending cash and equivalents	$146.7	$266.4

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

Unaudited Supplemental Data

	Quarters Ended		Years Ended
Reconciliation of Net Income to Adjusted EBITDA	September 30,		September 30,
	2009	2008	2009	2008
(In millions)
Net income (loss)	$(21.3)	$52.1	$149.0	$342.5
Income tax provisions	13.8	51.1	89.0	248.3
Depreciation, amortization, and asset charges	64.5	75.6	276.8	286.0
Other (income) expense, net	34.8	46.8	83.3	68.5
Other charges:
Share-based compensation (excluding restructuring adjustment)	9.6	10.9	42.4	38.4
Restructuring charges	5.2	-	35.0	1.6
Loss on other assets	78.0	-	78.0	-
Adjusted EBITDA	$184.6	$236.5	$753.5	$985.3

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including other income/expense, net, and other charges as noted in the table above ) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Years Ended
	September 30,
Reconciliation of Cash from Operations to Free Cash Flow	2009	2008
(In millions)
Cash from operations	$547.9	$486.5
Investment in property, plant and equipment	(37.7)	(92.5)
Investment in gaming operations equipment	(180.8)	(190.6)
Investment in intellectual property	(38.9)	(15.1)
Free Cash Flow before dividends	290.5	188.3
Dividends paid	(121.3)	(175.6)
Free Cash Flow	$169.2	$12.7

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations.  Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid.  Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles.  All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

Unaudited Supplemental Data (continued)

Items Affecting Comparability	Income statement line impacted
		Quarters Ended September 30,		Years Ended September 30,
		2009	2008	2009	2008
(In millions, except per share amounts)		favorable (unfavorable)

Impact of interest rate changes on jackpot liabilities	Cost of gaming operations	$(2.2)	$(0.6)	$(8.2)	$(16.2)
Salvage value adjustments	Cost of gaming operations	(1.7)	-	(1.7)	(5.3)
Fixed asset charges (technological obsolescence)	Cost of gaming operations	-	-	(3.5)	(5.1)
Inventory write-downs (technological obsolescence)	Cost of product sales	-	(5.0)	(2.6)	(7.4)
Bad debt provision	Sales, General, & Administrative	(9.0)	(3.5)	(33.9)	(9.0)
Foreign currency loss	Other income (expense), net	(1.2)	(4.7)	(6.8)	(4.4)
Subtotal before tax	Income (loss) before tax	(14.1)	(13.8)	(56.7)	(47.4)
Tax effect	Income tax provision	5.2	5.4	21.0	18.0
Subtotal after tax	Net income (loss)	$(8.9)	$(8.4)	$(35.7)	$(29.4)

Other:
Restructuring charges	Restructuring charges	$(5.2)	$-	$(35.0)	$(1.6)
Debt refinancing advisory fees	Sales, General, & Administrative	-	-	(1.8)	-
Debt refinancing breakage charges	Other income (expense), net	-	-	(4.4)	-
Gain on repurchases of convertible debentures	Other income (expense), net	-	-	6.5	-
Loss on other assets	Loss on other assets	(78.0)	-	(78.0)	-
Investment loss (a)	Other income (expense), net	(13.6)	(28.6)	(15.7)	(28.6)
Subtotal before tax	Income (loss) before tax	(96.8)	(28.6)	(128.4)	(30.2)
Tax effect (a)	Income tax provision	31.4	-	42.9	0.6
Tax items	Income tax provision	(12.6)	(0.6)	7.7	(8.9)
Subtotal after tax	Net income (loss)	$(78.0)	$(29.2)	$(77.8)	$(38.5)

Total before tax	Income (loss) before tax	$(110.9)	$(42.4)	$(185.1)	$(77.6)
Total tax effect	Income tax provision	24.0	4.8	71.6	9.7
Total after tax	Net income (loss)	$(86.9)	$(37.6)	$(113.5)	$(67.9)

Total per diluted share		$(0.30)	$(0.13)	$(0.39)	$(0.22)

(a) Certain investment gain/loss has no tax effect

Non-cash charges previously disclosed, after tax:
Walker Digital intellectual property restructuring	Loss on other assets	$(49.2)
LVGI investment impairment	Other income (expense), net	(12.7)
Foreign deferred tax valuation allowance	Income tax provision	(15.3)
		$(77.2)

News Release

International Game Technology Reports Fourth Quarter and
Fiscal Year 2009 Results

Impact of Share Price on Diluted Shares Outstanding from $850.0 Million 3.25% Convertible Notes
Issued May 11, 2009, Purchased Bond Hedges, and Sold Warrants

Closing
Stock Price	Incremental Dilution
Assumption	GAAP (1)	Proforma (2)
	(Shares outstanding in millions)
$10.00	-	-
$12.00	-	-
$14.00	-	-
$16.00	-	-
$18.00	-	-
$20.00	0.1	-
$22.00	3.9	-
$24.00	7.2	-
$26.00	9.9	-
$28.00	12.2	-
$30.00	14.2	-
$32.00	18.5	2.5
$34.00	22.4	4.8
$36.00	25.9	6.9
$38.00	29.0	8.8
$40.00	31.8	10.5
$42.00	34.4	12.0
$44.00	36.7	13.4
$46.00	38.8	14.7
$48.00	40.7	15.8
$50.00	42.5	16.9
$52.00	44.1	17.9
$54.00	45.6	18.8
$56.00	47.0	19.7
$58.00	48.4	20.4
$60.00	49.6	21.2

The table above demonstrates the estimated potential impact on the diluted share count used in calculating diluted earnings per share for IGT’s 3.25% convertible notes and the related purchased note hedges and separate sold warrant transactions assuming certain stock price levels. The convertible notes and sold warrants were excluded from our diluted shares outstanding for the period ended September 30, 2009, because the conversion price and exercise price exceeded the average market price of our common stock.

(1) GAAP dilution is calculated per GAAP requirements by reference to the amount by which our stock price exceeds the initial $19.97 conversion price of the convertible notes plus dilution from the sold warrants to the extent our stock price exceeds the warrants’ exercise price of $30.14 and excludes the impact of the purchased note hedges which have an exercise price of $19.97, because the convertible note hedges are anti-dilutive.

(2) Pro Forma dilution represents the estimated potential economic dilution including the anti-dilutive impact of the purchased note hedges.

The table above is for illustrative purposes only; IGT is unable to predict its future stock price and IGT’s stock could trade below or above the closing price assumptions in the table.